UNITED STATES
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IMCLONE SYSTEMS INCORPORATED
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The following press release below was issued by ImClone Systems Incorporated (the “Company”) on October 25, 2006.  The press release states that Carl Icahn and related parties have withdrawn their shareholder consent solicitation, the Consent Solicitation Committee of the Board has been dissolved and the Company is withdrawing its shareholder consent revocation solicitation.

CARL C. ICAHN APPOINTED CHAIRMAN OF IMCLONE SYSTEMS

ImClone Systems Incorporated (NASDAQ: IMCL) today announced that its Board of Directors has appointed Carl C. Icahn Chairman of the Board. The Company also announced that Joseph L. Fischer has resigned as Interim Chief Executive Officer and as a member of the ImClone Systems Board of Directors, effective yesterday, and has been replaced by a newly formed Executive Committee of the Board, which will be chaired by Alex Denner, Ph.D., and include Directors Richard Mulligan, Ph.D., and Charles Woler, M.D., Ph.D. The committee will serve as the principal executive body for the Company until such time as a Chief Executive Officer is named.

The Company also announced that Directors Vincent T. DeVita, Jr., M.D., John A. Fazio and William R. Miller will not stand for reelection to the Board at the Company’s next annual meeting, which the Company expects to host in the first quarter of 2007. As a result of this decision, Carl Icahn and related parties have withdrawn their shareholder consent solicitation, the Consent Solicitation Committee of the Board has been dissolved and the Company is withdrawing its shareholder consent revocation solicitation.

The Board also determined today that it would waive all director fees for 6 months and all option grants for the next year. Regarding this decision, Mr. Icahn stated: “The board fees and option grants at ImClone have been egregious, especially in light of the fact that shares have declined from a high of $86 to the current price of $30 in the past three years. The options given to directors in corporate America have become disturbingly unrealistic, given that there is little correlation between the number of options granted and the performance of the companies being governed.” Mr. Icahn pointed out that AREP, a public company on the New York Stock Exchange (Ticker symbol: ACP), which he controls, grants no options to board members and during the last three years the stock has moved from $8 to $62.

Additionally Mr. Icahn stated: “ERBITUX is an important drug, and action must be taken quickly to make up for the errors and inaction of the last three years. My immediate priorities as chairman are to 1) investigate the reasons for why the relationship between ImClone Systems and its partner Bristol-Myers Squibb has seriously deteriorated over the past few years and 2) to act expeditiously to find a qualified CEO with biotechnology experience.”

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
ImClone Systems Incorporated

Investors -
Andrea F. Rabney, 646-638-5058
Stefania Bethlen, 646-638-5058

Media -
David M. F. Pitts, 646-638-5058